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                                    FORM 8-A

                       Securities and Exchange Commission

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                 CENTRAXX, INC.
             (Exact name of registrant as specified in its charter)

                  Nevada                                 88-0224219
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

2700 Argentia Road, Suite #1000, Mississauga, Ontario Canada           L5N 5V4
       (Address of principal executive offices)                       (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                    Name of each exchange on which
    to be so registered                    each class is to be registered

 ............................         ...........................................

 ............................         ...........................................

 ............................         ...........................................


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates:
         33-03358 (if applicable)

         Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of class)

            .........................................................
                                (Title of class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share.

         The following is a summary of certain provisions of our common stock and amended Articles of Incorporation and bylaws.

                                  COMMON STOCK

         As of December 31, 1999, there were 17,907,081 shares of common stock outstanding, held by approximately 653 stockholders of record. All outstanding shares of common stock are fully paid and nonassessable.

         The following summarizes the rights of holders of our common stock:

         o each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

         o        there are no cumulative voting rights;

         o the holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;

         o upon our liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to share ratably in the distribution of all or our assets remaining available for distribution after satisfaction of all our liabilities; and

         o the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions; although the board of directors may determine that we offer share of our stock solely to our stockholders in such proportions as may be based on their current stock ownership as the board may determine.

     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF NEVADA LAW AND OUR ARTICLES OF
                            INCORPORATION AND BYLAWS

         We are subject to the provisions of Sections 411 through 444 of the Nevada General Corporation Law. Subject to certain exceptions, those Sections prohibit a Nevada corporation, with a class of its voting shares registered under Section 12 of the Securities Exchange Act, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or the business combination is approved in a manner prescribed by such Sections. Thereafter, a


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business combination is also prohibited unless the interested stockholder unless the interested stockholder attained such status with the approval of the board of directors or the business combination is approved in a manner prescribed by such Sections. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 10% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts relating to our company and, accordingly, may discourage attempts to acquire us.

         In addition, one provision of our Articles of Incorporation may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to limitations that may be imposed by the market, if any, on which our Company's securities are traded, e.g., The Nasdaq Stock Market, Inc. These additional shares may be utilized or a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, conversion of current or future debt, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

              LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

         Sections 7502, 751, and 752 of the Nevada General Corporation Law empower a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officer. However, these provisions do not eliminate or limit the liability of our directors and officers:

         o for any breach of their duty of loyalty to our company or its stockholders;

         o for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for any transaction from which they derived an improper personal benefit.

         Nevada law provides that the indemnification permitted by that law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise. We will indemnify our directors and officers to the maximum amount that we are able.

         Under Nevada law, the directors have a fiduciary duty to us that is not eliminated by these referenced sections and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief may be available. In addition, each director will continue to be subject to liability under Nevada law for breach of their duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or that involve intentional misconduct, or knowing violations of law, for actions leading to


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improper personal benefit to them, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Nevada law. These Sections do not affect a director's or an officer's responsibilities under any other laws, such as the federal securities laws.

ITEM 2.  EXHIBITS.

1.0 Last Annual Report filed by the Registrant pursuant to Section 13 or 15(d) of the Act on Form 10-KSB is set forth below:

1.1 The Registrant's Annual Report on Form 10-KSB for the Fiscal Year ended December 31, 1998, as filed with the Securities and Exchange Commission on April 9, 1999, is incorporated by reference herein as Exhibit 1.1.

2.0      Current and Quarterly Reports filed by the Registrant pursuant to
         Section 13 or 15(d) of the Act since the end of the fiscal year covered by the Registrant's annual report referenced as Exhibit 1.1 are set forth below:

2.1 The Registrant's Quarterly Report on Form 10-QSB for the Quarter ended March 31, 1999, as filed with the Securities and Exchange Commission on May 17, 1999, is incorporated by reference herein as Exhibit 2.1.

2.2 The Registrant's Quarterly Report on Form 10-QSB for the Quarter ended June 30, 1999, as filed with the Securities and Exchange Commission on August 17, 1999, is incorporated by reference herein as Exhibit 2.2.

2.3 The Registrant's Quarterly Report on Form 10-QSB for the Quarter ended September 30, 1999, as filed with the Securities and Exchange Commission on November 22, 1999, is incorporated by reference herein as
         Exhibit 2.3.

2.3a The Registrant's Quarterly Report on Form 10-QSB/A for the Quarter ended September 30, 1999, as filed with the Securities and Exchange Commission on January 5, 2000, is incorporated by reference herein as
         Exhibit 2.3a.

2.4 The Registrant's Current Report on Form 8-K for the event reported as of May 18, 1999, as filed with the Securities and Exchange Commission on June 18, 1999, is incorporated by reference herein as Exhibit 2.4.

2.4a The Registrant's Current Report on Form 8-K/A for the event reported as of May 18, 1999, as filed with the Securities and Exchange Commission on August 13, 1999, is incorporated by reference herein as Exhibit 2.4a.

3.0 The Registrant has not filed a definitive Proxy Statement or Information Statement with the Securities and Exchange Commission pursuant to Section 14 of the Act.

4.0 The Registrant's charter and bylaws, as the sole documents defining the rights of holders of the securities registered hereby, are set forth below:


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4.1      The Registrant's Articles of Incorporation filed with the Nevada
         Secretary of State's Office on January 15, 1986, and filed as Exhibit
         3.1 to the to the Registrant's Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 1997 (the "1997 10-KSB"), are incorporated herein by reference.

4.2 The Registrant's Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State's Office on June 5, 1987, and filed as Exhibit 3.2 to the to the 1997 10-KSB, is incorporated herein by reference.

4.3 The Registrant's Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State's Office on December 13, 1996, and filed as Exhibit 3.3 to the 1997 10-KSB, is incorporated herein by reference.

4.4 The Registrant's Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State's Office on May 18, 1999, and filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K for the for the event reported as of May 18, 1999 (the "1999 8-K"), is incorporated herein by reference.

4.5 The Registrant's Bylaws, filed as Exhibit 3.2 to the to the 1999 8-K and are incorporated herein by reference.

5.0 Specimen or copy of each security registered hereunder is set forth below:

5.1*     Copy of the Registrant's Common Share certificate.

6.0 The Registrant has not submitted any annual reports to its stockholders.

* Filed herewith.
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      CENTRAXX, INC.

Date:             January 24, 2000


By:               /s/ Michael Ivezic
                  ----------------------
                  Michael Ivezic
                  President and Director


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                                INDEX TO EXHIBITS

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5.1      Copy of the Registrant's Common Share certificate.